                               ASSET PURCHASE AGREEMENT


                                     BY AND AMONG


                            ROCKY MOUNTAIN INTERNET, INC.


                                         AND


                            IMAGEWARE TECHNOLOGIES, L.L.C.


                                        AND


                       COMMUNICATION NETWORK SERVICES, L.L.C.

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                                FEBRUARY 5, 1999


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                                 TABLE OF CONTENTS
1.   Definitions
2.   Basic Transaction
     (a)  Purchase and Sale of Assets
     (b)  Assumption of Liabilities
     (c)  Purchase Price
     (d)  The Closing
     (e)  Deliveries at the Closing
     (f)  Allocation
3.   Representations and Warranties of the Seller and the Seller Management
     Members
     (a)  Organization of the Seller
     (b)  Authorization of Transaction
     (c)  Noncontravention
     (d)  Brokers' Fees
     (e)  Title to Assets
     (f)  Financial Statements
     (g)  Events Subsequent to Most Recent Fiscal Year End
     (h)  Undisclosed Liabilities
     (i)  Legal Compliance
     (j)  Tax Matters
     (k)  Real Property Lease
     (l)  Intellectual Property
     (m)  Tangible Assets
     (n)  Contracts
     (o)  Notes and Accounts Receivable
     (p)  Powers of Attorney
     (q)  Insurance
     (r)  Litigation
     (s)  Warranties
     (t)  Employees
     (u)  Employee Benefits
     (v)  Guaranties
     (w)  Environmental, Health, and Safety Matters
     (x)  Certain Business Relationships with the Seller
     (y)  Investment
     (z)  No Predecessors or Subsidiaries
     (aa) State PUC Authorizations and FCC Authorizations
     (bb) Disclosure
4.   Representations and Warranties of the Buyer
     (a)  Organization of the Buyer
     (b)  Authorization of Transaction
     (c)  Noncontravention
     (d)  Brokers' Fees
     (e)  Complete Investigation

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     (f)  Issuance of Buyer's Shares
     (g)  Seller's Employees
     (h)  Authorizations
     (i)  SEC Filings
     (j)  Absence of Certain Changes
     (k)  Disclosure
5.   Pre-Closing Covenants
     (a)  General
     (b)  Notices and Consents
     (c)  Operation of Business
     (d)  Preservation of Business
     (e)  Full Access
     (f)  Notice of Developments
     (g)  Exclusivity
6.   Conditions to Obligation to Close
     (a)  Conditions to Obligation of the Buyer
     (b)  Conditions to Obligation of the Seller
7.   Termination
     (a)  Termination of Agreement
     (b)  Effect of Termination
8.   Post Closing Covenants
     (a)  General
     (b)  Litigation Support
     (c)  Transition
     (d)  Confidentiality
     (e)  Covenant Not to Compete
     (f)  Non-Solicitation
     (g)  Survival of Representations and Warranties
     (h)  Indemnification Provisions for Benefit of the Buyer
     (i) Indemnification Provisions for Benefit of the Seller and the Seller Management Members
     (j)  Matters Involving Third Parties
     (k)  Other Indemnification Provisions
     (l)  Third Party Consents
9.   Additional Agreements
10.  Miscellaneous
     (a)  Press Releases and Public Announcements
     (b)  No Third-Party Beneficiaries
     (c)  Entire Agreement
     (d)  Succession and Assignment
     (e)  Counterparts
     (f)  Headings
     (g)  Notices
     (h)  Seller Members' Representative
     (i)  Governing Law

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     (j)  Arbitration
     (k)  Amendments and Waivers
     (l)  Severability
     (m)  Expenses
     (n)  Construction
     (o)  Incorporation of Exhibits and Schedules
     (p)  Specific Performance
Exhibit A--Escrow Agreement
Exhibit B--Lock Up Agreement
Exhibit C--Assignment and Assumption Agreement
Exhibit D--Bill of Sale
Exhibit E--Allocation Schedule
Exhibit F--Financial Statements
Exhibit G--Form of Opinion of Counsel to the Seller
Exhibit H--Form of Opinion of Counsel to the Buyer
Disclosure Schedule--Exceptions to Representations and Warranties

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                               ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement entered into as of this 5th day of February, 1999, by and among Rocky Mountain Internet, Inc., a Delaware corporation (the "Buyer"), and ImageWare Technologies, L.L.C., an Alabama limited liability company ("ImageWare"), and Communication Network Services, L.L.C., an Alabama limited liability company ("CNS") (ImageWare and CNS being referred to collectively herein as the "Seller"). The Buyer and the Seller are referred to collectively herein as the "Parties".

     This Agreement contemplates a transaction in which the Buyer will purchase all of the assets (and assume certain of the liabilities) of the Seller in return for shares of the Buyer's $0.001 par value common stock (the "Buyer Shares").

     Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

     1. DEFINITIONS.

     "ACCREDITED INVESTOR" has the meaning set forth in Regulation D promulgated under the Securities Act.

     "ACQUIRED ASSETS" means all right, title, and interest in and to all of the assets of the Seller, INCLUDING all of its (a) tangible personal property (such as machinery, equipment, inventories of raw materials and supplies, parts, goods, furniture, vehicles, etc.), (b) Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, (c) leases, subleases, and rights thereunder, (d) agreements, contracts, indentures, mortgages, instruments, Security Interests, guaranties, other similar arrangements, and rights thereunder, (e) accounts, notes, and other receivables, (f) securities, (g) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment (including any such item relating to the payment of Taxes), (h) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies, (i) State PUC Authorizations, FCC Authorizations, and any other governmental approvals, permits, licenses, registrations, certificates and similar authorizations relating to the Seller's provision of long distance telephone service, (j) books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials, and (k) Cash; PROVIDED, HOWEVER, that the Acquired Assets shall not include (i) the articles of organization, operating agreement, qualifications to conduct business as a foreign limited liability company, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, membership interest transfer books, blank certificates representing membership interests, and other documents relating to the organization, maintenance, and existence of the Seller as a limited liability company or (ii)

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any of the rights of the Seller under this Agreement.

     "ADVERSE CONSEQUENCES" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses and fees, including court costs, reasonable attorney's fees, and expenses.

     "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

     "AFFILIATED GROUP" means any affiliated group within the meaning of Code
Section 1504(a) or any similar group defined under a similar provision of state, local, or foreign law.

     "ASSUMED LIABILITIES" means (a) all Liabilities of the Seller set forth on the face of the Most Recent Financial Statements (rather than in any notes thereto), (b) all Liabilities of the Seller which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (other than any Liability resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement, violation of law, or environmental matter, including without limitation those arising under Environmental, Health, and Safety Requirements), (c) all obligations of the Seller under the agreements, contracts, leases, licenses, and other arrangements referred to in the definition of Acquired Assets either (i) to furnish goods, services, and other non-Cash benefits to another party after the Closing or (ii) to pay for goods, services, and other non-Cash benefits that another party will furnish to it after the Closing,
(d) all obligations of ImageWare under that certain Promissory Note, in the principal amount of $1,000,000, dated March 31, 1997, executed by ImageWare and payable to the order of Industrial Development Authority (the "IDA Note"), and (e) all other Liabilities and obligations of the Seller set forth in an appendix to the Disclosure Schedule under an express statement (that the Buyer has initialed) to the effect that the definition of Assumed Liabilities will include the Liabilities and obligations so disclosed; PROVIDED, HOWEVER, that the Assumed Liabilities shall not include (i) any Liability of the Seller for Taxes, (ii) any Liability of the Seller for the unpaid Taxes of any Person (other than of the Seller) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise, (iii) any obligation of the Seller to indemnify any Person (including any of the Seller's Members) by reason of the fact that such Person was a manager, officer, employee, or agent of the Seller or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, articles of association, operating agreement, agreement, or otherwise), (iv) any Liability of the Seller for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, or (v) any Liability or obligation of the Seller under this Agreement.

     "AUDITED FINANCIAL STATEMENTS" has the meaning set forth in Section 3(f) below.

     "BASIS" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could

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form the basis for any specified consequence.

     "BUYER" has the meaning set forth in the preface above.

     "BUYER SHARES" has the meaning set forth in the preface above..

     "CASH" means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

     "CLOSING" has the meaning set forth in Section 2(d) below.

     "CLOSING DATE" has the meaning set forth in Section 2(d) below.

     "CODE" means the Internal Revenue Code of 1986, as amended.

     "CONTROLLED GROUP" has the meaning set forth in Code Section 1563.

     "DEFERRED INTERCOMPANY TRANSACTION" has the meaning set forth in Reg.
Section 1.1502-13.

     "DISCLOSURE SCHEDULE" has the meaning set forth in Section 3 below.

     "EMPLOYEE BENEFIT PLAN" means any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit or other retirement, bonus, or incentive plan or program.

     "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in ERISA Section 3(2).

     "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in ERISA Section 3(1).

     "ENVIRONMENTAL, HEALTH, AND SAFETY REQUIREMENTS" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

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     "ESCROW AGENT" has the meaning set forth in Section 2(c)(ii) below.

     "ESCROW AGREEMENT" has the meaning set forth in Section 2(c)(ii) below.

     "ESCROW FUND" has the meaning set forth in Section 9 below.

     "EXCESS LOSS ACCOUNT" has the meaning set forth in Reg. Section 1.1502-19.

     "FCC AUTHORIZATIONS" means all approvals, consents, permits, licenses, certificates, and authorizations given by the Federal Communications Commission or similar federal governmental agency to provide the telecommunications services currently provided by the Seller and to conduct its business as it is currently conducted.

     "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     "INTELLECTUAL PROPERTY" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

     "IDA NOTE" has the meaning set forth above in this Section 1, under the definition of Assumed Liabilities.

     "KNOWLEDGE" means actual knowledge after reasonable investigation.

     "LIABILITY" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

     "LOCK UP AGREEMENT" has the meaning set forth in Section 2(c)(iii) below.

     "MOST RECENT BALANCE SHEET" means the balance sheet contained within the Most Recent Financial Statements.

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     "MOST RECENT FINANCIAL STATEMENTS" has the meaning set forth in Section
3(f) below.

     "MOST RECENT FISCAL MONTH END" has the meaning set forth in Section 3(f) below.

     "MOST RECENT FISCAL YEAR END" has the meaning set forth in Section 3(f) below.

     "MULTIEMPLOYER PLAN" has the meaning set forth in ERISA Section 3(37).

     "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     "PARTY" has the meaning set forth in the preface above.

     "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     "PURCHASE PRICE" has the meaning set forth in Section 2(c)(i) below.

     "SECURITIES ACT" means the Securities Act of 1933, as amended.

     "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

     "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, OTHER THAN (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     "SELLER" has the meaning set forth in the preface above.

     "SELLER MANAGEMENT MEMBERS" means Curt B. Cope, J. Jerry Teel, and H. Glenn Scarborough.

     "SELLER MEMBERS' REPRESENTATIVE" has the meaning set forth in Section 10(h) below.

     "SELLER MEMBER" means any person who or which holds any Seller Membership Interests.

     "SELLER MEMBERSHIP INTEREST" means any membership interest in the Seller.

     "SLAMMING CLAIMS" has the meaning set forth in Section 3(i) below.

     "STATE PUC AUTHORIZATIONS" means all approvals, consents, permits, licenses, certificates, and authorizations given by any state or local regulatory authority to provide the

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telecommunications services currently provided by the Seller and to conduct its business as it is currently conducted.

     "SUBSIDIARY" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

     "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     2. BASIC TRANSACTION.

     (a) PURCHASE AND SALE OF ASSETS. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell, transfer, convey, and deliver to the Buyer, all of the Acquired Assets at the Closing for the consideration specified below in this Section 2.

     (b) ASSUMPTION OF LIABILITIES. On and subject to the terms and conditions of this Agreement, the Buyer agrees to assume and become responsible for all of the Assumed Liabilities at the Closing. The Buyer will not assume or have any responsibility, however, with respect to any other obligation or Liability of the Seller not included within the definition of Assumed Liabilities.

     (c)  PURCHASE PRICE.  The Buyer agrees to pay to the Seller at the Closing:

          (i) In exchange for the Assets, the Buyer will (A) issue to the Seller that number of the Buyer Shares equal to $553,513 (the "Purchase Price") divided by the average closing price per share of the Buyer Shares for the five (5) day period ending on the day prior to the Closing Date, and (B) assume certain Liabilities of the Seller.

          (ii) At the Closing, to secure its obligations under Section 8 hereof and all of the Seller's representations and warranties hereunder, the Seller will deposit with an escrow agent (the "Escrow Agent") that number of the Buyer Shares equal to 10% of the Buyer Shares payable at the Closing (the "Escrow Shares"), which Escrow Shares shall be held by the Escrow Agent until the first anniversary of the Closing Date. A copy of the escrow agreement (the "Escrow Agreement") to be entered into by and among the Parties, the Seller Management Members, and the Escrow Agent is attached hereto as

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     Exhibit A.

          (iii)  The number of shares of Buyer Shares to be issued pursuant to
     Section 2(c)(i) above shall be allocated among certain of the Seller's Members, as determined by the Seller and the Seller Management Members in their sole and absolute discretion, based upon the fair market values of the respective assets and liabilities of each of the entities comprising the Seller as of the Closing. Additionally, at the sole discretion of the Buyer, the Buyer's Shares to be issued will be either (A) registered when issued under the Securities Act, subject to a twelve (12) month lockup agreement with the Members from the date of issuance in the form attached hereto as Exhibit B (the "Lockup Agreement"), or (B) unregistered and restricted when issued, with such shares to be registered by the Buyer prior to the termination of the Lockup Agreement.

          (iv) The Buyer shall hold back an amount of the Buyer Shares equal to 10% of the Purchase Price (the "Holdback Amount") for a period of one hundred twenty (120) days from Closing (the "Holdback Period") to ensure that the Seller delivers to the Buyer the Audited Financial Statements (as defined in Section 3(f) below). If, by the end of the Holdback Period the Seller has delivered the Audited Financial Statements to the Buyer, the Buyer shall deliver and pay to the Seller, within ten (10) days after the end of the Holdback Period, the Holdback Amount. The Seller has selected, and Buyer hereby approves, the auditing firm of Wilson, Price, Barranco, Blankenship & Billingsley, P.C. to prepare the Audited Financial Statements. The Buyer will pay the reasonable costs associated with the preparation of such Audited Financial Statements, not to exceed $25,610. If the Seller has not delivered the Audited Financial Statements to the Buyer within one hundred twenty (120) days after the Closing Date, the Seller shall forfeit such Holdback Amount to the Buyer.

     (d) THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Rocky Mountain Internet, Inc. in Denver, Colorado commencing at 10:00 a.m. local time on the earlier of (i) the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or (ii) February 5, 1999 (the "Closing Date"); PROVIDED, HOWEVER, that the Closing Date may be extended until February 15, 1999, upon mutual agreement of the Parties

     (e) DELIVERIES AT THE CLOSING. At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 6(a) below; (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in Section 6(b) below; (iii) the Seller will execute, acknowledge (if appropriate), and deliver to the Buyer (A) an Assignment and Assumption Agreement in the form attached hereto as Exhibit C, (B) a Bill of Sale in the form attached hereto as Exhibit D, (C) the Escrow Agreement, (D) the Lockup Agreement, and (E) such other instruments of sale, transfer, conveyance, and assignment as the Buyer and its counsel reasonably may request; (iv) the Buyer will execute, and deliver to the Seller the Assignment and Assumption Agreement; and (v) the Buyer will deliver to the Seller the

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consideration specified in Section 2(c) above.

     (f) ALLOCATION. The Parties agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule attached hereto as Exhibit E.

     3. REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE SELLER MANAGEMENT MEMBERS. The Seller, and each of the Seller Management Members, represents and warrants to the Buyer that the statements contained in this
Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this
Section 3.

     (a) ORGANIZATION OF THE SELLER. The Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization.

     (b) AUTHORIZATION OF TRANSACTION. The Seller has full power and authority (including full limited liability company power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, all individuals who are signatories to this Agreement have been duly authorized to execute, deliver, and cause the Seller to perform this Agreement. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions.

     (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or any provision of the articles of organization or operating agreement of the Seller or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Except with regard to any State PUC Authorizations and the FCC Authorizations, the Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

     (d) BROKERS' FEES. The Seller has employed a broker with respect to the transactions contemplated by this Agreement. The Seller shall be solely liable for any obligation to pay any fees or commissions related thereto, and the Buyer shall have no Liability whatsoever to such broker.

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     (e) TITLE TO ASSETS. The Seller has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Financial Statements or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Financial Statements. Without limiting the generality of the foregoing, the Seller has good and marketable title to all of the Acquired Assets, free and clear of any Security Interest or restriction on transfer.

     (f) FINANCIAL STATEMENTS. Attached hereto as Exhibit F are the internally prepared, unaudited consolidated balance sheet and statement of income, changes in members' equity, and cash flow as of and for the fiscal year ended December 31, 1998 (the "Most Recent Fiscal Year End") for the Seller (collectively, the "Most Recent Financial Statements"). The Most Recent Financial Statements (without any notes thereto) have been prepared in accordance with the Seller's books and records on a consistent basis throughout the periods covered thereby, present fairly and accurately the financial condition of the Seller as of such dates and the results of operations of the Seller for such periods, and, to the belief of Seller and the Seller Management Members is true, correct, and complete. Seller and the Seller Management Members warrant that the information in the Most Recent Financial Statements relating to the revenue of Seller is true, correct and complete. The Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items. The Seller agrees to cooperate fully with the Buyer in preparing and completing audited consolidated financial statements of the Seller, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, covering the fiscal years ended December 31, 1997 and December 31, 1998 (the "Audited Financial Statements"). The Seller agrees to deliver (i) the Audited Financial Statements to the Buyer within one hundred twenty (120) days of the Closing, as provided in Section 2(c)(iv) of this Agreement, and
(ii) an internally prepared, unaudited balance sheet as of and for the period ended January 31, 1999 within fifteen (15) days of the Closing.

     (g) EVENTS SUBSEQUENT TO MOST RECENT FISCAL YEAR END. Since the Most Recent Fiscal Year End, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Seller taken as a whole.

     (h) UNDISCLOSED LIABILITIES. The Seller has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Financial Statements (rather than in any notes thereto) and
(ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

     (i) LEGAL COMPLIANCE. The Seller and its Affiliates have complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), including all State PUC Authorizations and the FCC Authorizations, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. Notwithstanding the foregoing, and as more fully disclosed in the Seller's Disclosure Schedule, the Seller is the subject of three (3) complaints filed with the FCC (the "Slamming Claims").

     (j) TAX MATTERS.

          (i) The Seller has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by the Seller (whether or not shown on any Tax Return) have been paid. The Seller currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

          (ii) The Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member, or other third party.

          (iii) The Seller does not expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Seller either (A) claimed or raised by any authority in writing or (B) as to which the Seller has Knowledge based upon personal contact with any agent of such authority. The Seller has delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Seller since December 31, 1996.

          (iv) The Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (v) The unpaid Taxes of the Seller (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Financial Statements (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Seller in filing their Tax Returns.

          (vi) The Seller has not filed a consent under Code Section 341(f). None of the Assumed Liabilities is an obligation to make a payment that will not be deductible under Code Section 280G. The Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. The Seller is not a party to any Tax allocation or sharing agreement. The Seller (A) has not been a member of an

     Affiliated Group filing a consolidated federal income Tax Return at any time during its existence, and (B) does not have Liability for the Taxes of any Person (other than any of the Seller) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

          (vii) Section 3(j) of the Disclosure Schedule sets forth the following information with respect to each of the Seller as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby): (A) the basis of the Seller in its assets; (B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Seller; and (C) the amount of any deferred gain or loss allocable to the Seller arising out of any Deferred Intercompany Transaction.

     (k) REAL PROPERTY LEASE. Section 3(k) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to the Seller. The Seller has delivered to the Buyer correct and complete copies of the leases and subleases listed in Section 3(k) of the Disclosure Schedule (as amended to date), together with an estoppel certificate from the owner of such leased or subleased real property to the effect that the Seller has fully complied with its obligations thereunder and the Seller has no liability in connection therewith.

     (l) INTELLECTUAL PROPERTY.

          (i) The Seller owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary or desirable for the operation of the businesses of the Seller as presently conducted. Each item of Intellectual Property owned or used by the Seller immediately prior to the Closing hereunder will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing hereunder. The Seller has taken all necessary and desirable action to maintain and protect each item of Intellectual Property that it owns or uses.

          (ii) The Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and the Seller has never received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Seller must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Seller.

          (iii) Section 3(l)(iii) of the Disclosure Schedule identifies each patent, trademark, tradename, service mark, or other registration which has been issued to the Seller with respect to any of its Intellectual Property, identifies each pending application or application for registration which the Seller has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which the Seller has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Seller has delivered to the Buyer correct and complete copies of all such patents, trademarks, tradenames, services marks, and other registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. With respect to each item of Intellectual Property required to be identified in Section 3(l)(iii) of the Disclosure
     Schedule:

                 (A) the Seller possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

                 (B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                 (C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                 (D) the Seller has not agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

          (iv) Section 3(l)(iv) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that the Seller uses pursuant to a material license, sublicense, agreement, or permission. The Seller has delivered to the Buyer correct and complete copies of all such material licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 3(l)(iv) of the Disclosure Schedule:

                 (A) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

                 (B) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above);

                 (C) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which, with notice or the lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                 (D) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

                 (E) with respect to each sublicense, the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

                 (F) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                 (G) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                 (H) the Seller has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

          (v) The Seller will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its business as presently conducted.

     (m) TANGIBLE ASSETS. The Seller owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its business as presently conducted. Each such tangible asset is free from material defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

     (n) CONTRACTS. Section 3(n) of the Disclosure Schedule lists the following material contracts and other agreements to which any of the Seller is a party:

          (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments;

          (ii) any agreement (or group of related agreements) for the purchase or sale of equipment, raw materials, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to the Seller, or involve consideration in excess of $10,000;

          (iii)  any agreement concerning a partnership or joint venture;

          (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $10,000, or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

          (v)    any agreement concerning confidentiality or noncompetition;

          (vi) any agreement involving any of the Seller Members and their Affiliates;

          (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former managers, officers, and employees;

          (viii) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing severance benefits;

          (ix) any agreement under which it has advanced or loaned any amount to any of its managers, officers, and employees outside the Ordinary Course of Business;

          (x) any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Seller; or

          (xi) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $10,000.

     If so requested by the Buyer, the Seller has delivered to the Buyer a correct and complete copy of each written agreement listed in Section 3(n) of the Disclosure Schedule. The Seller is not a party to or subject to the terms of any material oral agreement.

     (o) NOTES AND ACCOUNTS RECEIVABLE. All notes and accounts receivable of the Seller are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Financial Statements (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Seller.

     (p) POWERS OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of the Seller.

     (q) INSURANCE. Section 3(q) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Seller has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five (5) years:

          (i)    the name, address, and telephone number of the agent;

          (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

          (iii)  the policy number and the period of coverage;

          (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

          (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

     With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above); (C) neither any of the Seller nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. The Seller has been covered during the past five (5) years by insurance in scope and amount customary and reasonable for the business in which it has engaged during the aforementioned period.
Section 3(q) of the Disclosure Schedule describes any self-insurance arrangements affecting any of the Seller.

     (r) LITIGATION. Except for the Slamming Claims described in Section 3(r) of the Disclosure Schedule, the Seller (i) is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge, nor (ii) is it a party or, to the Knowledge of the Seller, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. The Seller does not have any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Seller.

     (s) WARRANTIES.   No product or service sold, leased, or delivered by the
Seller is subject to any guaranty, warranty, or other indemnity.

     (t) EMPLOYEES. To the Knowledge of the Seller, no executive, key employee, or group of employees has any plans to terminate employment with the Seller. The Seller is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. The Seller has not committed any unfair labor practice. The Seller has no knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Seller.

     (u) EMPLOYEE BENEFITS. The Seller does not have any Employee Benefit Plan that it maintains or to which it contributes or has any obligation to contribute, except for its existing medical insurance and health benefit plan.

     (v) GUARANTIES. The Seller is not a guarantor or otherwise is liable for any Liability or other obligation (including indebtedness) of any other Person.

     (w) ENVIRONMENTAL, HEALTH, AND SAFETY MATTERS. The Seller and its Affiliates have complied and are in compliance with all Environmental, Health, and Safety Requirements.

     (x) CERTAIN BUSINESS RELATIONSHIPS WITH THE SELLER. None of the Seller Management Members, or their Affiliates, has been involved in any business arrangement or relationship with the Seller within the past twelve (12) months, and none of the Seller Management Members, or their Affiliates, owns any asset, tangible or intangible, which is used in the business of the Seller.

     (y) INVESTMENT. The Seller (i) understands that some, if not all, of the Buyer Shares have not been registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring the Buyer Shares solely for its own account for investment purposes, and not with a view to the distribution thereof (except to the Seller Members as determined by Seller), (iii) acknowledges that, either directly or with the assistance of a purchaser representative (as that term is defined under Rule 501(h) of Regulation D), if any, is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has, either directly or through a purchaser representative, if any, received certain information concerning the Buyer and has had, either alone or with the assistance of a purchaser representative, if any, the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Buyer Shares, (v) is, or the Seller Members are, able to bear the economic risk and lack of liquidity inherent in holding the Buyer Shares, and/or
(vi) is an Accredited Investor.

     (z) NO PREDECESSORS OR SUBSIDIARIES. The Seller does not have, nor has it ever had, any predecessors or Subsidiaries.

     (aa) STATE PUC AUTHORIZATIONS AND FCC AUTHORIZATIONS. Section 3(aa) of the Disclosure Schedule identifies each of the State PUC Authorizations and the FCC Authorizations which has been issued to the Seller. None of the State PUC Authorizations or the FCC Authorizations has been modified, amended, or otherwise altered, and each remains legal, valid, binding, in full force and effect, and unaffected by the transactions contemplated by this Agreement.

     (bb) DISCLOSURE. The representations and warranties contained in this
Section 3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3 not misleading.

     4. REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to the Seller that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

     (a) ORGANIZATION OF THE BUYER. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

     (b) AUTHORIZATION OF TRANSACTION. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions.

     (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject. The Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

     (d) BROKERS' FEES. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

     (e) COMPLETE INVESTIGATION. The Buyer has been afforded an opportunity to conduct, and has conducted to its satisfaction, a complete due diligence investigation of the Seller, the Acquired Assets, and the Assumed Liabilities. The Seller and the Seller Members have cooperated in connection with the Buyer's investigation. The Buyer has been furnished such information, and the Buyer has had an opportunity to ask such questions and have them answered by the Seller or the Seller Members, as the Buyer deemed necessary in order to make an informed investment decision with respect to its acquisition of the Acquired Assets.

     (f) ISSUANCE OF BUYER SHARES. The Buyer Shares will have been duly authorized and, upon issuance to the Seller (and when delivered to the Seller subsequent to the Closing in the case of the Buyer Shares delivered from escrow or pursuant to the hold back provisions of Section 2(c)), will be validly issued, fully paid and nonassessable. The Buyer Shares will be issued and delivered to the Seller free and clear of any encumbrance or restriction, except those encumbrances expressly imposed by this Agreement, the Escrow Agreement and the Lock Up Agreement, and the restrictions upon transfer imposed by Federal and Alabama securities laws.

     (g) SELLER'S EMPLOYEES. Immediately following the Closing, the Buyer will employ, as "at-will" employees, all of the Seller's existing employees at similar or equivalent positions and for similar compensation paid to them by the Seller, as disclosed to the Buyer. The Seller's employees will be provided by the Buyer with equivalent medical insurance benefits and coverage with no gap in, or diminishment of, such coverage by reason of their termination of employment by the Seller.

     (h) AUTHORIZATIONS. The Buyer acknowledges that it will be responsible for obtaining the consents to, or approvals of, the transfers from the Seller to the Buyer of all State PUC Authorizations and FCC Authorizations of the Seller transferred by the Seller to the Buyer pursuant to this Agreement.
The Buyer will pay all costs and expenses incurred as a result of such consents and approvals, notwithstanding that the transfers thereof may occur after the Closing.

     (i) SEC FILINGS. As of December 31, 1998, the Buyer has filed all forms, proxy statements, schedules, reports, or other documents required to be filed by it with the Securities and Exchange Commission pursuant to the Securities and Exchange Act of 1934 (the "SEC Filings"), and such SEC Filings were true, complete, and accurate as of the dates thereof.

     (j) ABSENCE OF CERTAIN CHANGES. Since the date of filing with the SEC of its most recent quarterly report on Form 10-Q, as supplemented by subsequent current reports on Forms 8-K thereafter, there has not been any material adverse change with respect to the business of the Buyer or any event, occurrence, or development of a set of circumstances or facts known to the Buyer, which, as of the date hereof, could reasonably be expected to have a material adverse effect on the Buyer.

     (k) DISCLOSURE. The representations and warranties contained in this
Section 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4 not misleading.

     5. PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

     (a) GENERAL. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Section 6 below).

     (b) NOTICES AND CONSENTS. The Seller will give any notices to third parties, and the Seller will use its reasonable best efforts to obtain any third party consents, that the Buyer reasonably may request in connection with the matters referred to in Section 3(c) above. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in
Section 3(c), Section 3(aa), and Section 4(c) above. Without limiting the generality of the foregoing, each of the Parties will any further filings that may be necessary, proper, or advisable in connection therewith.

     (c) OPERATION OF BUSINESS. The Seller will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Seller will not (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, (ii) pay any amount to any third party with respect to any Liability or obligation (including any costs and expenses the Seller has incurred or may incur in connection with this Agreement and the transactions contemplated hereby) which would not constitute an Assumed Liability if in existence as of the Closing, or (iii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 3(n) above.

     (d) PRESERVATION OF BUSINESS. The Seller will keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensers, suppliers, customers, and employees.

     (e) FULL ACCESS. The Seller will permit representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Seller, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Seller.

     (f) NOTICE OF DEVELOPMENTS. Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in Section 3 and Section 4 above. No disclosure by any Party pursuant to this Section 5(f), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

     (g) EXCLUSIVITY. The Seller will not (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of the Seller (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Seller will notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

     6. CONDITIONS TO OBLIGATION TO CLOSE.

     (a) CONDITIONS TO OBLIGATION OF THE BUYER. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (i) the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

          (ii) the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

          (iii) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of the Buyer to own the Acquired Assets, to operate the former business of the Seller (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

          (iv) the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section 6(a)(i)-(iii) is satisfied in all respects;

          (v) the Seller and the Buyer shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(c), Section 3(aa), and Section 4(c) above;

          (vi) the Buyer shall have received from counsel to the Seller an opinion in form and substance as set forth in Exhibit G attached hereto, addressed to the Buyer, and dated as of the Closing Date;

          (vii) the Seller shall have terminated the employment of all employees of the Seller on the Closing Date.

          (viii) the Buyer shall have received from the Seller Members the executed Lock Up Agreement.

          (ix) the Buyer shall have obtained, on terms and conditions reasonably satisfactory to it, all of the financing it needs in order to consummate the transactions contemplated hereby and fund the working capital requirements of the acquired businesses after the Closing;

          (x) all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer;

          (xi) certain assignments, notes and other related agreements relating to the IDA Note shall have been executed and delivered at Closing;

          (xii) the Buyer and the Seller shall have agreed upon a new employment agreement relating to J. Jerry Teel;

          (xiii) the Buyer shall have entered into a new lease agreement for the premises currently leased by the Seller, on terms and conditions acceptable to the Buyer; and

          (xiv) the Seller's average monthly revenues for the three-month period from

     October 1, 1998 to December 31, 1998 shall be determined to have exceeded $250,000 per month.

The Buyer may waive any condition specified in this Section 6(a) if it executes a writing so stating at or prior to the Closing.

     (b) CONDITIONS TO OBLIGATION OF THE SELLER. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (i) the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

          (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

          (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would
     (A) prevent consummation of any of the transactions contemplated by this Agreement, or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

          (iv) the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Section 6(b)(i)-(iii) is satisfied in all respects;

          (v) the Seller shall have received from counsel to the Buyer an opinion in form and substance as set forth in Exhibit H attached hereto, addressed to the Seller, and dated as of the Closing Date; and

          (vi) certain assignments, notes and other related agreements relating to the IDA Note shall have been executed and delivered at Closing;

          (vii) the Buyer and the Seller shall have agreed upon a new employment agreement relating to J. Jerry Teel;

          (viii) the Buyer shall have entered into a new lease agreement for the premises currently leased by the Seller, on terms and conditions acceptable to the Buyer; and

          (ix) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

The Seller may waive any condition specified in this Section 6(b) if it executes a writing so stating at or prior to the Closing.

     7. TERMINATION.

     (a) TERMINATION OF AGREEMENT. Certain of the Parties may terminate this Agreement as provided below:

          (i) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

          (ii) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (A) in the event the Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach, or (B) if the Closing shall not have occurred on or before January 31, 1999, by reason of the failure of any condition precedent under Section 6(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

          (iii) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach, or (B) if the Closing shall not have occurred on or before January 31, 1999, by reason of the failure of any condition precedent under Section 6(b) hereof (unless the failure results primarily from the Seller itself breaching any representation, warranty, or covenant contained in this Agreement).

     (b) EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to Section 7(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

     8. POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing:

     (a) GENERAL. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8(h) or Section 8(i) below). The Seller Management Members acknowledge and agree that, from and after the Closing, the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Seller; PROVIDED, HOWEVER, that the Buyer shall provide the Seller Management Members with reasonable access to such documents, books, records, agreements, and financial data as necessary in the course of taking such action as is contemplated by this Section 8(a).

     (b) LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Seller, each of the other Parties will cooperate with the contesting or defending Party and his or its counsel in the contest or defense, make available his or its personnel, and provide such testimony and access to his or its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8(h),
Section 8(i), or Section 8(j) below).

     (c) TRANSITION. None of the Seller Management Members will take any action that is designed or intended to have the effect of discouraging any lessor, licenser, customer, supplier, or other business associate of the Seller from maintaining the same business relationships with the Buyer after the Closing as it maintained with the Seller prior to the Closing. Each of the Seller Management Members will refer all customer inquiries relating to the business of the Seller to the Buyer from and after the Closing.

     (d) CONFIDENTIALITY. Each of the Seller Management Members will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his/her or its possession. In the event that any of the Seller Management Members is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Seller Management Member will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this
Section 8(d). If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Seller Management Members is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Seller Stockholder may disclose the Confidential Information to the tribunal; PROVIDED, HOWEVER, that the disclosing Seller Member shall use his or its reasonable best efforts to obtain, at the reasonable request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate.

     (e) COVENANT NOT TO COMPETE. For a period of two (2) years from and after the Closing Date, none of the Seller Management Members will engage directly or indirectly in any business that the Seller conducts as of the Closing Date in any geographic area in which the Seller conducts that business as of the Closing Date; PROVIDED, HOWEVER, that no owner of less than one percent (1%) of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in any of its businesses. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 8(e) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

     (f) NON-SOLICITATION. The Seller and the Seller Management Members covenant that for a period of eighteen (18) months from and after the Closing Date, they shall not directly or indirectly induce or solicit, or directly or indirectly aid or assist any other person to induce or solicit, any person who is (or within the prior twelve months had been) an employee, salesman, agent, consultant, distributor, representative, advisor, customer or supplier of the Buyer to terminate that person's employment or business relations with the other.

     (g) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of three (3) years thereafter.

     (h)  INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE BUYER.

          (i) In the event the Seller breaches (or in the event any third party alleges facts that, if true, would mean the Seller has breached) any of its representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to
     Section 8(g) above, provided that the Buyer makes a written claim for indemnification against any of the Seller Management Members within such survival period, then each of the Seller and the Seller Management Members agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach.

          (ii) In the event any of the Seller Management Members breaches (or in the event any third party alleges facts that, if true, would mean any of the Seller Management Members has breached) any of his/her or its representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to Section 8(g) above, provided that the Buyer makes a written claim for indemnification against the Seller Management Members within such survival period, then each of the Seller and the Seller Management Members agree to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

          (iii) Each of the Seller and the Seller Management Members agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of the Seller which is not an Assumed Liability (including any Liability of the Seller that becomes a Liability of the Buyer under any Environmental, Health, and Safety Requirements, for unpaid Taxes, or otherwise by operation of law).

          (iv) Each of the Seller and the Seller Management Members agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of the Seller (A) for Taxes of the Seller with respect to any Tax year or portion thereof ending on or before the Closing Date, to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Most Recent Financial Statements (rather than in any notes thereto, as such reserve is adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Seller in filing its Tax Returns, and (B) for the unpaid Taxes of any Person (other than the Seller) under Reg. Section 1.1502.6 (or any similar provision of sate, local, or foreign law), as a transferee or successor, by contract, or otherwise.

          (v) Each of the Seller and the Seller Management Members agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of the Seller in relation to the termination of any of the Seller's employees.

          (vi) Each of the Seller and the Seller Management Members agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Slamming Claims.

          (vii) Neither the Seller nor the Seller Management Members shall have any liability to the Buyer for any Adverse Consequences set forth in this Section 8(h) to the extent that such Adverse Consequences are covered by the Buyer's insurance. In addition, neither the Seller nor the Seller Management Members shall be obligated to indemnify the Buyer pursuant to this Section 8(h) unless and until the costs related to such Adverse Consequences exceed a cumulative aggregate amount of $50,000, and, except for intentional fraud and willful misconduct, in no event, shall the liability of the Seller and the Seller Management Members pursuant to this
     Section 8(h) exceed $350,000.

     (i) INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE SELLER AND THE SELLER MANAGEMENT MEMBERS.

          (i) In the event the Buyer breaches (or in the event any third party alleges facts that, if true, would mean the Buyer has breached) any of its representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to Section 8(g) above, provided that any of the Seller Management Members makes a written claim for indemnification against the Buyer within such survival period, then the Buyer agrees to indemnify each of the Seller and the Seller Management Members from and against the entirety of any Adverse Consequences the Seller and the Seller Management Members may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

          (ii) The Buyer agrees to indemnify each of the Seller and the Seller Management Members from and against the entirety of any Adverse Consequences the Seller and the Seller Management Members may suffer resulting from, arising out of, relating to, in the nature of, or caused by any (A) Assumed Liability, and (B) the Seller's operation of the Acquired Assets after the Closing.

          (iii) The Buyer agrees to fully indemnify Curt B. Cope in relation to, and to assume all of his obligations under, the personal guaranty executed by Curt B. Cope respecting the IDA Note (the "Cope Guaranty"). Curt B. Cope agrees to notify the Buyer, within forty-eight (48) hours, of any notice of an attempt, or an intention, by any party to enforce the provisions of the Cope Guaranty. In no event, shall Curt B. Cope provide anything of value to any party attempting to enforce the IDA Note or the Cope Guaranty without first giving the Buyer ten (10) days prior written notice.

          (iv) Except as set forth in subsection 8(i)(iii) above, the Buyer shall not have any liability to either the Seller or the Seller Management Members for any Adverse Consequences set forth in this Section 8(i) to the extent that such Adverse Consequences are covered by insurance of the Seller or the Seller Management Members. In addition, except as set forth in subsection 8(i)(iii) above, Buyer shall not be obligated to indemnify either the Seller or the Seller Management Members pursuant to this Section 8(i) unless and until the aggregate costs related to such Adverse Consequences exceed a cumulative aggregate amount of $50,000, and, in no event, shall the liability of the Buyer pursuant to this Section 8(i) exceed $350,000.

     (j) MATTERS INVOLVING THIRD PARTIES.

          (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; PROVIDED, HOWEVER, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

          (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the

     Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying
     Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying
     Party conducts the defense of the Third Party Claim actively and diligently.

          (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8(j)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

          (iv) In the event any of the conditions in Section 8(j)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and
     (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section.

     (k) OTHER INDEMNIFICATION PROVISIONS. The indemnification provisions set forth in Section 8(h), Section 8(i), and Section 8(j) are in addition to, and not in derogation of, any statutory, equitable, or common law remedy (including without limitation any such remedy arising under Environmental, Health, and Safety Requirements) any Party may have with respect to the Seller, or the transactions contemplated by this Agreement. Each of the Seller and the Seller Management Members hereby agrees that he or it will not make any claim for indemnification against any of the Buyer and its Subsidiaries by reason of the fact that he or it was a member, manager, officer, employee, or agent of the Seller or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, operating agreement, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by the Buyer against such Seller or such Seller Management Members (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

     (l) THIRD PARTY CONSENTS. The Seller shall use its best efforts to procure, and assist the Buyer in procuring, all of the third party consents specified in Section 3(c), Section 3(aa), and Section 4(c) above.

     9. ADDITIONAL AGREEMENTS. As security for the indemnity of the Buyer from the Seller and the Seller Management Members provided for in Section 8 above, the Escrow Shares shall be registered in the name of the Seller, but be deposited (with an executed assignment in blank) with Norwest Bank, N.A. as Escrow Agent, such deposit to constitute an escrow fund (the "Escrow Fund") to be governed by the terms set forth herein and in the Escrow Agreement. In the event of any conflict between the terms of this Agreement and the Escrow Agreement, the terms of the Escrow Agreement shall govern.
All costs and fees of the Escrow Agent for establishing and administering the Escrow Fund shall be borne equally by the Parties. Upon compliance with the terms hereof, the Buyer shall be entitled to obtain indemnity first from the Escrow Fund for all Adverse Consequences covered by the indemnity provided for in Section 8 hereof. If the Escrow Fund is not sufficient to cover the indemnity for the Adverse Consequences covered by Section 8 above, then the Buyer shall be entitled to seek payment from the Seller Management Members.

     10. MISCELLANEOUS.

     (a) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; PROVIDED, HOWEVER, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

     (b) NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

     (c) ENTIRE AGREEMENT. This Agreement and the Exhibits and Schedules hereto (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

     (d) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; PROVIDED, HOWEVER, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

     (e) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. This Agreement may be executed by facsimile provided that the original counterpart is delivered within five (5) days of such execution.

     (f) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     (g) NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

     IF TO THE SELLER:

          Communication Network Services, L.L.C.
          ImageWare Technologies, L.L.C.
          2047 Rockwood Lane
          Auburn, Alabama 36830
          Attention:  Mr. Curt B. Cope, Manager

          COPY TO:

          Capell & Howard, P.C.
          Post Office Box 2069
          Montgomery, AL  36102-2069
          Attention:  Mr. Henry H. Hutchinson


     IF TO THE BUYER:

          Rocky Mountain Internet, Inc.
          1099 18th Street, 30th Floor
          Denver, Colorado  80202
          Attention:  Mr. Douglas H. Hanson, Chairman & CEO

          COPY TO:

          Rocky Mountain Internet, Inc.
          1099 18th Street, 30th Floor

          Denver, Colorado  80202
          Attention:  Mr. Chris J. Melcher

          Holland & Hart LLP
          215 South State Street, Suite 500
          Salt Lake City, Utah  84111-23117
          Attention:  Mr. David R. Rudd

     Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

     (h) SELLER MEMBERS' REPRESENTATIVE. Curt B. Cope (the "Seller Members' Representative") is hereby authorized by the Seller Members to receive all notices and certificates provided for in this Agreement, and is authorized to communicate with the Escrow Agent and the Buyer on behalf of the Seller Members.

     (i) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado.

     (j) ARBITRATION. The Parties hereby covenant and agree that, except as otherwise set forth in this Agreement, any suit, dispute, claim, demand, controversy or cause of action of every kind and nature whatsoever, known or unknown, fixed or contingent, that the Parties may now have or at any time in the future claim to have based in whole or in part, or arising from or that in any way is related to the negotiations, execution, interpretation or enforcement of this Agreement (collectively, the "Disputes") shall be completely and finally settled by submission of any such Disputes to arbitration under the Rules of Arbitration and Conciliation of the American Arbitration Association then in effect. If the Parties to the Dispute are unable to agree on a single arbitrator, then such binding arbitration shall be conducted before a panel of three (3) arbitrators that shall be comprised of one (1) arbitrator designated by each Party to the Dispute and a third arbitrator designated by the two (2) arbitrators selected by the Parties to the Dispute. Unless the Parties to the Dispute agree otherwise, the arbitration proceedings shall take place in Denver, Colorado and the arbitrator(s) shall apply the law of the State of Colorado, USA, to all issues in dispute, in accordance with Section 10(i). The findings of the arbitrator(s) shall be final and binding on the Parties to the Dispute. Judgment on such award may be entered in any court of appropriate jurisdiction, or application may be made to that court for a judicial acceptance of the award and an order of enforcement, as the party seeking to enforce that award may elect. Notwithstanding any applicable rules of arbitration, all arbitral awards shall be in writing and shall set forth in particularity the findings of fact and conclusions of law of the arbitrator or

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

arbitrators. If the Buyer makes any claim based upon the alleged intentional fraud or willful misconduct of the Seller or the Seller Members and such claim is not found by the arbitrator(s) to be valid or proven, the Buyer shall pay the costs of the Seller or such Seller Member(s) incurred in connection with such arbitration proceeding (including reasonable attorneys fees).

     (k) AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. The Seller may consent to any such amendment at any time prior to the Closing with the prior authorization of its board of managers; PROVIDED, HOWEVER, that any amendment effected after the Seller Management Members have approved this Agreement will be subject to the restrictions contained in the Delaware General Corporation Law. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     (l) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     (m) EXPENSES. Each of the Buyer, the Seller, and the Seller Management Members will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions
contemplated hereby.   The Seller agrees that it has not paid any amount to
any third party, and will not pay any amount to any third party until after the Closing, with respect to any of the costs and expenses of the Seller and the Seller Management Members (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

     (n) CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

     (o) INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     (p) SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 10(j) above), in addition to any other remedy to which it may be entitled, at law or in equity.


                                      *****

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.


ROCKY MOUNTAIN INTERNET, INC.


By:
   --------------------------
     Douglas H. Hanson

Title: Chairman & CEO


COMMUNICATION NETWORK SERVICES, L.L.C.


By:
   --------------------------

Title:
      -----------------------


IMAGEWARE TECHNOLOGIES, L.L.C.


By:
   --------------------------


Title:
      -----------------------


AGREED TO AND ACCEPTED BY THE SELLER MANAGEMENT MEMBERS AS OF THE DATE FIRST ABOVE WRITTEN:


-----------------------------
CURT B. COPE


-----------------------------
J. JERRY TEEL


-----------------------------
H. Glenn Scarborough


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